UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 31, 2022

RumbleOn, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-38248	46-3951329
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

901 W. Walnut Hill Lane Irving, Texas	75038
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (214) 771-9952

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class B Common Stock, $0.001 par value	RMBL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 31, 2022, the Board of Directors of RumbleOn, Inc. (the “Company”) appointed Narinder Sahai as the Company’s Chief Financial Officer, beginning February 1, 2022 (the “Effective Date”). Mr. Sahai succeeds Beverley Rath who has served as the Company’s Interim Chief Financial Officer and Corporate Controller since June 16, 2021. In connection with this transition, Ms. Rath will continue to serve as the Company’s principal financial officer and principal accounting officer through the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, at which time Mr. Sahai will assume those duties. Ms. Rath will continue to serve as the Company’s Corporate Controller.

Before joining the Company, Mr. Sahai, 47, served as Head of Worldwide Go-To-Market Finance – Compute and AI/ML of Amazon Web Services (“AWS”) from August 2020 to January 2022. Before AWS, Mr. Sahai served as Senior Vice President, Treasurer, and Investor Relations of Target Hospitality Corp. from January 2019 to January 2020. Before Target Hospitality, Mr. Sahai served in numerous finance leadership positions with FMC Technologies, Inc. and TechnipFMC from 2009 to 2018 with his last position as Finance Director, Investor Relations. Before TechnipFMC, Mr. Sahai served in several finance positions with Delphi Corporation from 2003 to 2009 with his last position as Manager, Financial Risk Management. Mr. Sahai holds a Bachelor of Engineering, Electronics and Electrical Communication Engineering from Thapar University in Patiala, India and a Master of Business Administration from the Ross School of Business at the University of Michigan in Ann Arbor, Michigan. Mr. Sahai is also a CFA charterholder.

There are no related party transactions between the Company and Mr. Sahai which would require disclosure under Item 404 of Regulation S-K.

At the Effective Date, the Company entered into an employment agreement with Mr. Sahai for his service as Chief Financial Officer (the “Employment Agreement”). The Employment Agreement has an initial term of two years and may be renewed from time to time. Pursuant to the Employment Agreement, Mr. Sahai will receive an annual salary of $400,000 and is eligible to receive an annual cash bonus of up to 100% of his base salary, subject to the achievement of the performance metrics adopted by the Board of Directors or the Compensation Committee. Mr. Sahai will receive an initial grant of 5,000 restricted stock units under the Company’s 2017 Incentive Plan and is eligible to receive an annual grant of restricted stock units having a value equal to 1.5 times his annual base salary. The initial and annual restricted stock units vest over a three-year period. Mr. Sahai is eligible to receive a cash payment equal to one year of his current base salary and the current year’s target bonus in the event he is terminated during his employment term due to a change of control and in other circumstances set forth in the Employment Agreement. Additionally, Mr. Sahai is eligible to participate in the Company’s existing and future equity plans, benefits plan, policies, or arrangements maintained by the Company and made available to employees generally and for the benefits of executives.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, which is attached to this report as Exhibit 10.1.

A copy of the press release announcing the appointment of Mr. Sahai is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated in this report by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, effective February 1, 2022, by and between the Company and Narinder Sahai.
99.1	Press release, dated February 1, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUMBLEON, INC.

Date: February 1, 2022	By:	/s/ Marshall Chesrown
Marshall Chesrown
Chief Executive Officer

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